Exhibit 99.2

Joint Press Release

LAKELAND BANCORP, INC. TO ACQUIRE HIGHLANDS BANCORP, INC.

Oak Ridge, NJ and Vernon, NJ—August 23, 2018. The Boards of Directors of Lakeland Bancorp, Inc. (NASDAQ: LBAI) (“Lakeland Bancorp”), the parent company of Lakeland Bank, and Highlands Bancorp, Inc. (OTC Pink: HSBK) (“Highlands Bancorp”), the parent company of Highlands State Bank, announced today that the companies have entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Highlands Bancorp will be merged with and into Lakeland Bancorp, with Lakeland Bancorp as the surviving bank holding company, and Highlands State Bank will merge with and into Lakeland Bank, with Lakeland Bank as the surviving bank. The Merger Agreement provides that shareholders of Highlands Bancorp will receive, for each outstanding share of Highlands Bancorp common stock that they own at the effective time of the merger, 1.015 shares of Lakeland Bancorp common stock.

Lakeland Bancorp expects to issue an aggregate of approximately 2.8 million shares of its common stock in the merger, and will cash out outstanding Highlands Bancorp options. The transaction is valued at approximately $56.7 million on a fully diluted basis, or $19.79 per share, which represents a 20% premium over the closing sale price per share of Highlands Bancorp common stock on August 22, 2018. The transaction is expected to be approximately 4% accretive to Lakeland Bancorp’s earnings per share in 2019 and approximately 1.5% dilutive to tangible book value with an estimated earnback in under 2.0 years using the crossover method.

Thomas J. Shara, Lakeland Bancorp’s President and Chief Executive Officer, remarked: “We are delighted to be combining with Highlands, and expanding Lakeland’s presence in Sussex, Passaic and Morris counties. Both banks share a focus on community banking and providing the highest level of service to our customers. We look forward to working with the Highlands team in delivering to all of our customers and shareholders the benefits that we expect from this transaction.”

Mary Ann Deacon, Lakeland Bancorp’s Chairman, added: “We firmly believe that Lakeland’s combination with Highlands will present opportunities that we can leverage for future growth, to the advantage of our customers and shareholders.”

Steven C. Ackmann, Highlands Bancorp’s President and CEO, stated: “We are very excited to be partnering with such a strong, well managed organization as Lakeland. Together, our franchises create a great presence in one of the most attractive banking markets in the country.”

George E. Irwin, Highlands Bancorp’s Chairman of the Board, added: “In addition to sharing a commitment to providing first class customer service, we each bring complementary products and services to the combined company that we believe will be well received by our customers, and ultimately benefit our shareholders.”

Lakeland Bank operates 53 branch offices throughout Bergen, Essex, Morris, Ocean, Passaic, Somerset, Sussex, and Union counties in New Jersey including one branch in Highland Mills, New York; six New Jersey regional commercial lending centers in Bernardsville, Jackson, Montville, Newton, Teaneck and Waldwick; and one New York commercial lending center to serve the Hudson Valley region. Lakeland also has a commercial loan production office serving Middlesex and Monmouth counties in New Jersey. Lakeland Bank offers an extensive suite of financial products and services for businesses and consumers. As of June 30, 2018, Lakeland Bancorp had consolidated total assets, total loans, total deposits and total stockholders’ equity of $5.53 billion, $4.28 billion, $4.40 billion and $597.9 million, respectively.

Highlands State Bank is a full service community bank headquartered and maintaining its main office in Vernon, New Jersey with additional branch offices in Sparta, Totowa and Denville, New Jersey. Highlands State Bank provides deposit and loan banking services to consumers and businesses in northern New Jersey. As of June 30, 2018, Highlands Bancorp had consolidated total assets, total loans, total deposits and total stockholders’ equity of $487.9 million, $427.3 million, $404.2 million and $30.3 million, respectively.

The Boards of Directors of both companies have approved the mergers. Closing is subject to receipt of approvals from regulators, approval of the holding company merger by Highlands Bancorp’s shareholders and other customary conditions. No approval is required from Lakeland Bancorp’s shareholders. The closing is expected to occur early in 2019.

Highlands Bancorp’s directors and certain of its executive officers, owning in the aggregate approximately 12.65% of Highlands Bancorp’s outstanding shares, have signed voting agreements pursuant to which they have agreed to vote their shares in favor of the holding company merger.

Sandler O’Neill + Partners, L.P. is acting as financial advisor to Lakeland Bancorp. FIG Partners, L.P. is acting as financial advisor to Highlands Bancorp. Lowenstein Sandler LLP is acting as Lakeland Bancorp’s legal advisor. Windels Marx Lane & Mittendorf, LLP is acting as Highlands Bancorp’s legal advisor.

Additional Information and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed mergers, Lakeland Bancorp intends to file a registration statement that will include a proxy statement to be distributed to Highlands Bancorp’s shareholders as a prospectus, with the Securities and Exchange Commission (the “Commission”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the registration statement (when available) and other documents filed by Lakeland Bancorp with the Commission at the Commission’s web site at www.sec.gov. These documents may be accessed and downloaded for free at Lakeland Bancorp’s website at www.lakelandbank.com or by directing a request to Investor Relations, Lakeland Bancorp, Inc., 250 Oak Ridge Road, Oak Ridge, NJ 07438 (973-697-2000). Requests for the Proxy Statement/Prospectus may also be made to Steven C. Ackmann, President & CEO, Highlands Bancorp, Inc., 310 Route 94, PO Box 160, Vernon, NJ 07462 (973-658-4573).

Participants in the Solicitation

This communication is not a solicitation of a proxy from any security holder of Lakeland Bancorp or Highlands Bancorp. However, Lakeland Bancorp, Highlands Bancorp and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Highlands Bancorp’s shareholders in respect of the proposed transaction. Information regarding the directors and executive officers of Lakeland Bancorp may be found in its definitive proxy statement relating to its 2018 Annual Meeting of Shareholders, which was filed with the Commission on April 3, 2018, and can be obtained free of charge from Lakeland Bancorp’s website. Information regarding the directors and executive officers of Highlands Bancorp may be found in its definitive proxy statement relating to its 2018 Annual Meeting of Shareholders, and can be obtained free of charge from Highlands Bancorp by requesting a copy from Steven C. Ackmann, President & CEO, Highlands Bancorp, Inc., 310 Route 94, PO Box 160, Vernon, NJ 07462 (973-658-4573). Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interest, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the Commission when they become available.

Forward Looking Statements

This communication contains forward-looking statements with respect to the proposed mergers and the timing of consummation of the mergers that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “anticipates”, “projects”, “intends”, “estimates”, “expects”, “believes”, “plans”, “may”, “will”, “should”, “could” and other similar expressions are intended to identify such forward looking statements. Statements concerning the transaction being accretive to Lakeland Bancorp’s earnings and dilutive to tangible book value with an estimated earnback in under 2.0 years using the crossover method are also forward looking statements. These forward-looking statements are necessarily speculative and speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time. Actual results could differ materially from such forward-looking statements. The following factors, among others, could cause actual results to differ materially and adversely from such forward-looking statements: failure to obtain Highlands Bancorp shareholder approval of the merger of Highlands Bancorp into Lakeland Bancorp; failure to receive regulatory approval of the holding company merger or the merger of Highlands State Bank into Lakeland Bank; failure to realize anticipated efficiencies and synergies if the mergers are consummated; material adverse changes in Lakeland Bancorp’s or Highlands Bancorp’s operations or earnings; decline in the economy in Lakeland Bancorp’s and Highlands Bancorp’s primary market areas; as well as the risk factors set forth in the periodic reports filed by Lakeland Bancorp with the Commission. Neither Lakeland Bancorp nor Highlands Bancorp assumes any obligation for updating any such forward-looking statements at any time.

Contact:

Lakeland Bancorp, Inc.:

Thomas J. Shara

President and CEO

Thomas F. Splaine

EVP & CFO

973-697-2000

Highlands Bancorp, Inc.:

Steven C. Ackmann

President and CEO

973-764-3200